Exhibit 99.1

FINANCIAL NEWS

FOR IMMEDIATE RELEASE

ADVAXIS INCORPORATED RECEIVES $922,000
IN NON-DILUTIVE FINANCING FROM THE NEW JERSEY
ECONOMIC DEVELOPMENT AUTHORITY
_____________________________

$800,000 Senior Promissory Notes – Date Extended To June 15, 2009

North Brunswick, NJ – December 19, 2008 – Advaxis Inc., (OTCBB: ADXS), a biotechnology company, received $922,000 from the New Jersey Economic Development Authority in exchange for the Company’s net operating tax losses. This special program was designed to monetize net operating losses for development stage companies domiciled and conducting business in the State of New Jersey.

“We are delighted to see this transaction completed before the New Year,” commented Advaxis Chairman and CEO Thomas (“Tom”) Moore. “The Company has been working diligently to effect this transaction these past few months and is most grateful for this N.J. program.”

In a related move, Advaxis Chairman and CEO Tom Moore has agreed to grant an extension on the current repayment date of the senior promissory notes  (the “Notes”) with an aggregate principal amount up to $800,000 he extended the Company September 22, 2008. As per the terms of the extension, the new repayment date will be June 15, 2009 or the closing date of the next financing, whichever comes first, instead of February 15, 2009.

Thus far, the Company has drawn down $475,000 on the Notes and, in light of the current monies granted, the Board of Directors has agreed to repay $50,000 of said draw-down in consideration for extending the repayment date.

About the NJ Economic Development Authority (“EDA”)

The EDA is a state financing and development agency that works to strengthen New Jersey’s economy by retaining and growing businesses through financial assistance, by renewing communities, and by promoting the State’s strategic advantages to attract domestic and international business. To learn more about opportunities for business growth throughout New Jersey, visit the State’s business portal at www.NewJerseyBusiness.gov.

About Advaxis, Incorporated

Based in North Brunswick, New Jersey, Advaxis is developing proprietary Listeria monocytogenes (“Lm”) cancer vaccines based on technology developed by Dr. Yvonne Paterson, Professor of Microbiology at the University of Pennsylvania and Chairperson of Advaxis’ Scientific Advisory Board. Advaxis is developing therapeutic cancer vaccines that enhance the immune system’s cancer fighting abilities through its proprietary Lm based system, which utilizes multiple simultaneous immunological mechanisms and which has been safely administered to patients with end-stage cervical cancer in a Phase I trial.

Advaxis’ lead Listeria vaccine candidate, Lovaxin C, targets HPV-associated cancers such as cervical and head and neck. Recently, Advaxis completed a Phase I clinical trial of Lovaxin C. A Phase II clinical trial is planned for patients with cervical intraepithelial neoplasia (“CIN”). The company intends to start this study in CIN 2/3 patients by mid 2009.   The Lm platform also has applications in the fields of infectious disease and autoimmune disorders. For further information on the Company, please visit: www.advaxis.com.

About the Lovaxin-C Vaccine

Advaxis’ Listeria technology platform uses modified Listeria monocytogenes to deliver a tumor-specific antigen fusion protein. Preclinical studies have shown that bioengineered and attenuated Listeria secreting Advaxis’ proprietary fusion protein, have the ability to generate a robust immune response, break immune tolerance to cancer and produce an unusually strong and effective multi-level therapeutic immune response to existing cancer and other diseases.

The Company’s Listeria-based technology is the product of over a decade’s worth of work by Dr. Yvonne Paterson in her laboratory at the University of Pennsylvania. Preclinical studies have shown that the Company’s proprietary antigen fusion protein technology, stimulates innate immunity, both arms of the adaptive cellular immune system, suppresses regulatory T-cells that inhibit many vaccines in the function of activated tumor-killing cells and has other anti-tumor effects.

Unlike prophylactic vaccines, Lovaxin-C was designed to treat women who have already developed cervical cancer as a result of contracting a human papilloma virus (“HPV”) infection, which is the most prevalent sexually transmitted disease in the US. Current products on the market are ineffective in treating HPV-infected women.

For further information on Lovaxin-C, please visit: www.advaxis.com/lc.htm.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated.  Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

For Further Information:

Advaxis, Incorporated
Conrad Mir
conradmir@advaxis.com